Exhibit 99.1

[Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.]

October 5th 2007

Mr. Larry Hill, President

Trimeris, Inc.

3500 Paramount Parkway

Morrisville, NC 27560

Re: 2007 Fuzeon Budget Matters

Dear Mr. Hill:

Thank you for your involvement in the recent meeting regarding efforts to market Fuzeon for 2007. I believe we accomplished our primary goal of final agreement on the budget for 2007. We agreed that the budget below is acceptable and appropriate to market and support Fuzeon in 2007, and further that these expenses, as well as profits, will be split by Roche and Trimeris on a 50/50 basis.

The total marketing budget for Fuzeon for 2007 will be $[**] million. The $[**] million sum consists of Roche field force, Roche marketing team, Roche marketing shared services and the total Fuzeon "M-1" spend of $[**] million together with Distribution, G&A and $[**] for Trimeris marketing support (see appendix 1). Although the parties acknowledge and agree that this sum is appropriate and adequate to market Fuzeon, Roche may, in its sole discretion modify this sum to meet market conditions. Any significant modification will be reported to Trimeris as it is implemented. In no event shall Trimeris' obligation exceed $[**] million without the advance written consent of Trimeris.

In addition, as we discussed, Roche and Trimeris agreed to the following related points:

  The 2007 costs for AMICI are forecast at $[**]. This total will be split as follows: Roche (Global + US) $[**] and Trimeris $[**], i.e. [**] Roche/Trimeris. This split recognizes the potential benefit to ROW, but takes into consideration the stage of product lifecycle where the majority of costs are borne by the affiliates. This split is specific for 2007 and should not be assumed for 2008.
  Roche and Trimeris agree that the parties shall share up to $[**] of Trimeris expense directed at Fuzeon marketing support and market research incurred by Trimeris in 2007 ("Trimeris 2007 Marketing Expense"). The Trimeris 2007 Marketing Expense shall include certain FTE's for Trimeris personnel and certain third-party consulting expenditures.
  As we have done in the past, Roche and Trimeris will share the expense of up to 5 Trimeris FTE's related to FUZEON virology support activities during 2007. The support for FTE's in 2008 will be discussed and agreed upon in the 2008 letter of agreement.
  Roche will provide Trimeris with detailed supporting documentation of selling and marketing expenses (both budgeted and actual) for line item expenditures charged to the collaboration that exceed $[**] per year.

Since the total spend will exceed [**]% of Adjusted Gross Sales for 2007, it is necessary for Trimeris to waive its CAP right under the Agreement, and we appreciate the willingness of Trimeris to do this in exchange for the arrangements described above. We feel our marketing budget is the best balance of spend versus revenue for this brand, and we are glad you concur.

If Trimeris is in agreement with the terms set forth above, please countersign where indicated below, and return one copy to me for our files. We appreciate your cooperation and look forward to a strong selling year.

Very truly your,

/s/ Gary Zieziula

Gary Zieziula

Vice President

Commercial Operations

Agreed and Accepted:

Trimeris, Inc.

By: /s/ Larry Hill

Title: President

Date: 10/5/07

Appendix 1: Budget summary

Total Fuzeon Investment - 2007
($ 000)
2007 F3
M1	[**]
Field Force	[**]
Mktg Team	[**]
Shared Services	[**]

SubTotal - Mktg Fuzeon	[**]

Distribution	[**]
G&A	[**]

Total (excl Trimeris costs)	[**]

Trimeris Costs:
Carryover M1	[**]
Marketing Expense	[**]
G&A	[**]

Total Bdgt for Collaboration	[**]